Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
NUANCE COMMUNICATIONS, INC.
CSONKA ACQUISITION CORPORATION
CSONKA ACQUISITION LLC
COMMISSURE INC.
U.S. BANK NATIONAL ASSOCIATION, AS ESCROW AGENT
AND
STOCKHOLDER REPRESENTATIVE
Dated as of September 28, 2007

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Page
11.7 Governing Law	76
11.8 Rules of Construction	78
11.9 WAIVER OF JURY TRIAL	78

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Employee Proprietary Information, Inventions and Non-Competition Agreement

Exhibit B-1	Form of Certificate of Merger

Exhibit B-2	Form of Second Step Certificate of Merger

Exhibit C	Form of Proprietary Information Agreement

Exhibit D	Legal Opinion of Counsel of the Company
Schedules
Schedule 6.2(d)         Key Employees

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     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of September 28, 2007 by and among Nuance Communications, Inc., a Delaware corporation (“Parent”), Csonka Acquisition Corporation, a New York corporation and a direct wholly-owned subsidiary of Parent (“Sub I”), Csonka Acquisition LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Sub II”, and with Sub I, the “Subs”), Commissure Inc., a New York corporation (the “Company”), U.S. Bank National Association, as Escrow Agent, to act as escrow agent hereunder, and as a party to this Agreement solely with respect to Article VII herein (the “Escrow Agent”) and Michael J. Mardini, who will serve as the representative of the Company’s stockholders, and is referred to herein from time to time as the “Stockholder Representative.”
RECITALS
     A. The Boards of Directors of each of Parent, Sub I and the Company believe it is in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Sub I with and into the Company (the “First Step Merger”) and, in furtherance thereof, have approved the First Step Merger.
     B. As soon as practicable following the First Step Merger, Parent shall cause the Company to merge with and into Sub II (the “Second Step Merger” and, taken together with the First Step Merger, the “Integrated Merger” or the “Merger”). The Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §§1.368-2(g) and 1.368-3T, which plan of reorganization the parties adopt by executing this Agreement.
     C. Pursuant to the First Step Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.
     D. A portion of the consideration payable in connection with the First Step Merger shall be placed in escrow as security for the indemnification obligations set forth in this Agreement.
     E. The Company, on the one hand, and Parent and the Subs, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Integrated Merger.
     F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and the Subs to enter into this Agreement, certain individuals are entering into Employee Proprietary Information, Inventions and Non-Competition Agreements, each in substantially the form attached hereto as Exhibit A (the “Employee Proprietary Information, Inventions and Non-Competition Agreements”), with Parent or the Final Surviving Entity, as determined by Parent.

     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Integrated Merger.  At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement, the applicable provisions of the New York Business Corporation Law (the “NYBCL”), Sub I shall be merged with and into the Company, the separate corporate existence of Sub I shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the First Step Merger is hereinafter referred to as the “Interim Surviving Corporation.” As soon as practicable after the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of The Delaware Limited Liability Company Act (the “LLC Act”) and the NYBCL, the Interim Surviving Corporation shall be merged with and into Sub II, the separate corporate existence of the Interim Surviving Corporation shall cease, and Sub II shall continue as the surviving entity and as a direct wholly-owned subsidiary of Parent. The surviving entity after the Second Step Merger is hereinafter referred to as the “Final Surviving Entity.”
     1.2 Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 10.1 hereof, the closing of the First Step Merger (the “Closing”) will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1301 Avenue of the Americas, 40th Floor, New York, New York, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the First Step Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit B-1, with the Secretary of State of the State of New York (the “Certificate of Merger”), in accordance with the applicable provisions of the NYBCL (the time of the acceptance of such filing by the Secretary of State of the State of New York shall be referred to herein as the “Effective Time”). As soon as practicable after the Effective Time, Parent shall cause the Second Step Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of New York and a Certificate of Merger in substantially the form attached hereto as Exhibit B-2 with the Secretary of State of the State of Delaware (the latter referred to herein as the “Second Step Certificate of Merger”), in accordance with the applicable provisions of the NYBCL, the Delaware General Corporation Law (“Delaware Law”) and the LLC Act.

     1.3 Effect of the First Step Merger and the Second Step Merger.  At the Effective Time, the effect of the First Step Merger shall be as provided in the applicable provisions of the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub I shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Sub I shall become the debts, liabilities and duties of the Interim Surviving Corporation. At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as provided in the applicable provisions of the NYBCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Step Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Sub II as the surviving entity in the Second Step Merger, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of Sub II as the surviving entity in the Second Step Merger.
     1.4 Formation Documents.
          (a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Interim Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub I as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the NYBCL and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Interim Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Commissure Inc.”
          (b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub I, as in effect immediately prior to the Effective Time, shall be the bylaws of the Interim Surviving Corporation at the Effective Time until thereafter amended in accordance with the NYBCL and as provided in the certificate of incorporation of the Interim Surviving Corporation and such bylaws.
          (c) Unless otherwise determined by Parent prior to the Effective Time, the certificate of formation of Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the certificate of formation of the Final Surviving Entity in the Second Step Merger until thereafter amended in accordance with the LLC Act and as provided in such certificate of formation; provided, however, that at the effective time of the Second Step Merger, Article I of such certificate of formation shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is Commissure LLC.”
          (d) Unless otherwise determined by Parent prior to the Effective Time, the Limited Liability Company Agreement of Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the Limited Liability Company Agreement of the Final Surviving Entity, until thereafter amended in accordance with the LLC Act and as provided in such Limited Liability Company Agreement; provided, however, that at the Effective Time, such Limited

Liability Company Agreement shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is Commissure LLC.”
     1.5 Management.
          (a) Directors/Managers of Company. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub I immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation immediately after the Effective Time and the managers of the Final Surviving Entity immediately after the effective time of the Second Step Merger, each to hold the office of a director/manager of the Interim Surviving Corporation and the Final Surviving Entity, respectively, in accordance with the provisions of the NYBCL and the certificate of incorporation and bylaws of the Interim Surviving Corporation and the LLC Act and the Certificate of Formation and Limited Liability Company Agreement of the Final Surviving Entity until their successors are duly elected and qualified.
          (b) Officers of Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub I immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation immediately after the Effective Time and the officers of the Final Surviving Entity after the effective time of the Second Step Merger, each to hold office in accordance with the provisions of the bylaws of the Interim Surviving Corporation and the Limited Liability Company Agreement of the Final Surviving Entity.
     1.6 Effect of First Step Merger on the Capital Stock of the Constituent Corporations.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Business Day[s]” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.
               (ii) “Common Consideration Per Share” shall mean, with respect to each share of Company Common Stock, the Merger Consideration, divided by Total Outstanding Common Shares.
               (iii) “Company Common Stock” shall mean shares of common stock, $0.001 par value per share, of the Company.
               (iv) “Company Common Stockholder” shall mean a holder of Company Common Stock, each of whom is listed on Section 2.2(a) of the Disclosure Schedule.
               (v) “Company Material Adverse Effect” shall mean any change, event or effect that is or could reasonably become materially adverse to the business, prospects, assets (whether tangible or intangible), financial condition, operations or capitalization of the Company and any subsidiaries, taken as a whole; provided, however, that any change, event or effect relating to the industry in which the Company operates as a whole and which does not affect the Company disproportionately shall not, by itself, be deemed to constitute a Company Material Adverse Effect.
               (vi) “Earnout Consideration” shall mean an aggregate amount equal to eight million dollars ($8,000,000) which, at the sole option of Parent, shall be paid in the form of (a) cash, (b) shares of Parent Common Stock with a per share value established by the quotient of eight million dollars ($8,000,000), divided by the average of the reported closing price of the Parent Common Stock for the five (5) Business Days prior to the date of payment, rounded down to the nearest whole share, or (c) any combination of the foregoing clauses (a) and (b). If Parent shall at any time after the fifth Business Day prior to the date of payment of any Earnout Consideration in the form of shares of Parent Common Stock, but before the date of such payment, subdivide its Common Stock, by split up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of Parent Common Stock, the number of shares of Parent Common Stock issuable in such payment shall forthwith be proportionately increased in the case of a subdivision or dividend, or proportionately decreased in the case of a combination. Any adjustment under the preceding sentence shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.
               (vii) “Environmental Laws” means all Laws relating to pollution or protection of the environment or exposure of any individual to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements.
               (viii) “Escrow Amount” shall mean a number of shares of Parent Common Stock equal to $3,360,000 divided by the Signing Price.
               (ix) “Estimated Company Expenses” shall mean the total amount of Third Party Expenses (as defined in Section 5.4 hereof) reflected on the Statement of Expenses (as defined in Section 5.4).
               (x) “Excluded Liabilities” shall mean all outstanding indebtedness of the Company and all outstanding non-operating liabilities of the Company, each as of the Effective Time.
               (xi) “GAAP” shall mean United States generally accepted accounting principles consistently applied.

               (xii) “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.
               (xiii) “Initial Consideration” shall mean a number of shares of Parent Common Stock equal to twenty-eight million dollars ($28,000,000), less the Estimated Company Expenses, less Excluded Liabilities, divided by the Signing Price and rounded down to the nearest whole share.
               (xiv) “Knowledge” or “Known” shall mean, with respect to the Company, the knowledge of the Company’s officers, directors and other managers; provided, however, that such persons shall have made due and diligent inquiry of those employees and consultants of the Company whom such officers, directors and managers reasonably believe would have actual knowledge of the matters represented.
               (xv) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
               (xvi) “Merger Consideration” shall mean the Initial Consideration and the Earnout Consideration.
               (xvii) “Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.
               (xviii) “Parent Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, prospects, assets (whether tangible or intangible), financial condition, operations or capitalization of Parent and any subsidiaries, taken as a whole; provided, however, that (i) any change, event or effect relating to the industry in which Parent operates as a whole or economic condition generally, and which does not affect Parent disproportionately shall not, by itself, be deemed to constitute a Parent Material Adverse Effect, and (ii) any decrease in either the trading volume or trading prices of the Parent Common Stock, in and of itself, shall not be deemed to constitute a Parent Material Adverse Effect.
               (xix) “Plans” shall mean the Company’s 2005 Equity Incentive Plan.
               (xx) “Pro Rata Portion” shall mean, with respect to each Stockholder, an amount equal to the quotient obtained by dividing the number of shares of Company Common Stock held by such Stockholder, by the Total Outstanding Common Shares.
               (xxi) “Related Agreements” shall mean the Certificates of Merger and the Employee Proprietary Information, Inventions and Non-Competition Agreements.
               (xxii) “SEC” shall mean the United States Securities and Exchange Commission.

               (xxiii) “Signing Price” shall mean $19.24 (reflecting the average of the reported closing price of the Parent Common Stock for the five (5) Business Days prior to the date of this Agreement). If Parent shall at any time after the fifth Business Day prior to the date of this Agreement but before the Closing subdivide its Common Stock, by split up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of Parent Common Stock, the Signing Price shall forthwith be proportionately decreased in the case of a subdivision or dividend, or proportionately increased in the case of a combination. Any adjustment under the preceding sentence shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.
               (xxiv) “Stockholder” shall mean any holder of any Company Common Stock immediately prior to the Effective Time.
               (xxv) “Total Outstanding Common Shares” shall mean the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
          (b) Effect on Capital Stock. At the Effective Time, by virtue of the First Step Merger and without any action on the part of Sub I, the Company or the holders of shares of the Company Common Stock, each outstanding share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 1.7(a) hereof) and subject to the escrow provisions contained herein), upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Common Stock in the manner provided in Section 1.8 hereof, the Common Consideration Per Share.
          (c) Earnout. Notwithstanding subparagraph (b) above, the Merger Consideration shall, initially, be reduced for all purposes of this Agreement (including the calculation of the Common Consideration Per Share) by an amount equal to the Earnout Consideration, and such Earnout Consideration will not be paid initially, but instead constitute consideration to be earned pursuant to Article VIII. Upon such time as any portion of the Earnout Consideration is earned in accordance with Article VIII, such earned amount shall be added back to the Merger Consideration for all purposes of this Agreement (including the calculation of the Common Consideration Per Share), and at such time as such earned amounts are payable in accordance with Article VIII, the portion of the recalculated Common Consideration Per Share not theretofore paid shall be paid in accordance with subparagraph (b) above.
          (d) Termination of Company Stock Plan. The Company shall cause the termination, effective immediately prior to the Effective Time, of all Plans.
          (e) Withholding Taxes. Notwithstanding any other provision in this Agreement, Parent, the Company, the Subs, the Exchange Agent (as defined in Section 1.8) and the Escrow

Agent shall have the right to deduct and withhold Taxes (as defined in Section 2.10) from any payments to be made hereunder (including with respect to the Earnout Consideration) if such withholding is required by law and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Stockholders and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Stockholder or other recipient of payments in respect of which such deduction and withholding was made.
          (f) Capital Stock of Subs. Each share of Common Stock of Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Interim Surviving Corporation. Each stock certificate of Sub I evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Interim Surviving Corporation. Each share of Common Stock of the Interim Surviving Corporation issued and outstanding immediately after the Effective Time shall be converted into and exchanged for the applicable corresponding interest of the Final Surviving Entity. Each stock certificate of the Interim Surviving Corporation evidencing ownership of any such shares shall continue to evidence the applicable corresponding interest in the Final Surviving Entity.
     1.7 Dissenting Shares.
          (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has not voted for the Merger, and who has not effectively withdrawn or lost such holder’s appraisal rights under the NYBCL (collectively, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by NYBCL.
          (b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the NYBCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares.
          (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the NYBCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses, (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Section 7.2 hereof the amount of such Dissenting Share Payments without regard to the Threshold Amount (as defined in Section
7.4(a) hereof).
     1.8 Surrender of Certificates.
          (a) Exchange Agent. Parent, or an institution selected by Parent, shall serve as the exchange agent (Parent in such capacity, or such institution, the “Exchange Agent”) for the Merger.
          (b) Parent to Provide Parent Common Stock. Subject to the provisions of Section 7.3 relating to escrow arrangements, promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Parent Common Stock issuable at the Effective Time pursuant to Section 1.6 hereof in exchange for outstanding shares of Company Common Stock; provided, however, that, with respect to the Stockholders, Parent shall deposit into the Escrow Fund (as defined in Section 7.3(a) hereof) a number of shares of Parent Common Stock which equal the Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise deliverable to the Stockholders pursuant to Section 1.6 hereof. The Pro Rata Portion of the Parent Common Stock comprising the Escrow Amount to the Escrow Fund shall be deemed to be contributed with respect to each Stockholder.
          (c) Exchange Procedures. On or after the Closing Date, Parent shall mail a letter of transmittal to each Stockholder at the address set forth opposite each such Stockholder’s name on Section 2.2(a) of the Disclosure Schedule. After receipt of such letter of transmittal, the Stockholders will surrender the certificates representing their shares of Company Common Stock (the “Company Stock Certificates”) to the Exchange Agent for cancellation together with a duly completed and validly executed letter of transmittal. Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.8(e) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, the Merger Consideration to which such holder is entitled pursuant to Section 1.6 hereof (less the Escrow Amount to be deposited into the Escrow Fund with respect to such Stockholder), and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time (other than those representing Dissenting Shares) will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the Merger Consideration (without interest) into which such shares of Company Common Stock shall have been so converted. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Common Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate pursuant hereto.

          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock. No interest shall be payable on any cash deliverable upon the exchange of any Company Common Stock.
          (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, or if any cash amounts are to be disbursed pursuant to Section 1.6 hereof to any person other than the person or entity whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.
          (f) Exchange Agent to Return Merger Consideration. At any time following the last day of the sixth (6th) month following the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all portions of the Merger Consideration that have been deposited with the Exchange Agent pursuant to Section 1.8(b), hereof not disbursed to the holders of Company Stock Certificates pursuant to Section 1.8(c) hereof, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 1.8(g) hereof) only as general creditors thereof with respect to any and all amounts that may be payable to such holders of Company Stock Certificates pursuant to Section 1.6 hereof upon the due surrender of such Company Stock Certificates in the manner set forth in Section 1.8(c) hereof.
          (g) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Final Surviving Entity, nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
     1.9 No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid in respect of the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Final Surviving Entity of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Final Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article I.
     1.10 Lost, Stolen or Destroyed Certificates.  In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.
     1.11 Reorganization Status.  The Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §1.368-2(g) and 1.368-3T, which plan of reorganization the parties adopt by executing this Agreement. None of the parties hereto will take any action that would be reasonably expected to cause the Integrated Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (except that (i) Parent or its successor shall have the option to pay the Earnout Consideration in the form of cash, stock or a combination thereof as set forth in this Agreement and (ii) under the circumstances set forth in Section 8.5(f), the Earnout Consideration shall be addressed as set forth herein).
     1.12 Taking of Necessary Action; Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Final Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the Subs, and the officers and directors of the Company, Parent and the Subs are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and the Subs, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

     2.1 Organization of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business. The Company has delivered a true and correct copy of its certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Section 2.1 of the Disclosure Schedule also lists (i) each jurisdiction in which the Company is qualified or licensed to do business and (ii) every state or foreign jurisdiction in which the Company has employees or facilities or otherwise carries on business.
     2.2 Company Capital Structure.
          (a) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, of which 10,730,291 shares are issued and outstanding. As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a) of the Disclosure Schedule. The Company Common Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. All outstanding shares of Company Common Stock have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Common Stock or options or warrants to purchase Company Common Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock. The Company has no capital stock other than the Company Common Stock authorized, issued or outstanding. The Company has no Company Common Stock that is unvested.
          (b) Except for the Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved 3,000,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plans or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which no shares are issuable, as of the date hereof.

There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Common Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Common Stock. As a result of the First Step Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Common Stock and all rights to acquire or receive any shares of Company Common Stock, whether or not such shares of Company Common Stock are outstanding.
          (c) The Company has obtained from each Stockholder a completed investor questionnaire to determine whether such Stockholder is an accredited investor (as such term is defined under the Rule 501 under the Securities Act). The Company does not have more than 35 Stockholders, in the aggregate, that are not accredited investors, and will not have more than 35 Stockholders that are not accredited investors at the Effective Time.
     2.3 Subsidiaries.  The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.
     2.4 Authority .  The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Stockholders. The vote required to approve this Agreement by the Stockholders is set forth in Section 2.4 of the Disclosure Schedule. This Agreement and the Integrated Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.
     2.5 No Conflict.  The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any mortgage, hypothec, indenture, lease, contract, covenant, power of attorney or other agreement, instrument or commitment, permit, concession, franchise or license (whether in oral or written form, each a “Contract”), or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets. The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract, nor does the Company have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect, and the Company is not subject to any default thereunder, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Contract subject to any default thereunder. Section 2.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Effective Time. Following the Effective Time, the Interim Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.
     2.6 Consents.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Certificates of Merger with the Secretary of State of the State of New York and the Secretary of State of the State of Delaware and (iii) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Stockholders.
     2.7 Company Financial Statements.  Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) audited balance sheets as of December 31, 2006 and December 31, 2005,

respectively, and the related consolidated statements of income, cash flow and stockholders’ equity for each of the twelve (12) month periods then ended (the “Year-End Financials”), and (ii) unaudited balance sheet as of June 30, 2007 (the “Balance Sheet Date”), and the related unaudited statement of income, cash flow and stockholders’ equity for the six month period then ended reviewed by the Company’s independent accountants in accordance with SAS-100 (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”
     2.8 No Undisclosed Liabilities.  The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) (“Liabilities”), which individually or in the aggregate (i) has not been reflected in the Current Balance Sheet, or (ii) has not arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date.
     2.9 No Changes.  Since the Balance Sheet Date, there has not been, occurred or arisen any:
          (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;
          (b) amendments or changes to the certificate of incorporation or bylaws of the Company;
          (c) capital expenditure or commitment by the Company exceeding $10,000 individually or $25,000 in the aggregate;
          (d) payment, discharge or satisfaction, in any amount in excess of $10,000 in any one case, or $25,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;
          (e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);

          (f) employment dispute, including but not limited to, claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;
          (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;
          (h) making of or change in any material Tax (as defined below) election, adoption of or change in any Tax accounting method, closing agreement, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment;
          (i) revaluation by the Company of any of its assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable;
          (j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Common Stock, or any split, combination or reclassification in respect of any shares of Company Common Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Common Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);
          (k) increase in the salary or other compensation payable or to become payable by the Company to any of its respective officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;
          (l) agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound;
          (m) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company outside of the ordinary course of business, including, but not limited to, the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties;
          (n) loan by the Company to any person or entity, or purchase by the Company of any debt securities of any person or entity;

          (o) incurring by the Company of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;
          (p) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;
          (q) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or its affairs, or any reasonable basis for any of the foregoing;
          (r) notice of any claim or potential claim of ownership, interest or right by any person other than the Company of the Company Intellectual Property (as defined in Section 2.13 hereof) or of infringement by the Company of any other person’s Intellectual Property (as defined in Section 2.13 hereof);
          (s) issuance or sale, or contract or agreement to issue or sell, by the Company of any shares of Company Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock, or any securities, warrants, options or rights to purchase any of the foregoing;
          (t) (i) except standard end user licenses entered into in the ordinary course of business, sale or license of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity, or (ii) except in the ordinary course of business, purchase or license of any Intellectual Property or execution, modification or amendment of any agreement with respect to the Intellectual Property of any person or entity, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;
          (u) agreement or modification to any agreement pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company;
          (v) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;
          (w) lease, license, sublease or other occupancy of any Leased Real Property by the Company; or

          (x) agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (w) of this Section 2.9 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).
     2.10 Tax Matters.
          (a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to government-mandated health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.10(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.10(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.
          (b) Tax Returns and Audits.
               (i) The Company has (a) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law and (b) timely paid all Taxes it is required to pay.
               (ii) The Company has paid or withheld with respect to its Employees and other third parties, all U.S. federal, state and non-U.S. income taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be withheld, and has timely paid over any such withheld Taxes to the appropriate authorities.
               (iii) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
               (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company has been proposed by any Tax authority to the Company or any representative thereof. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
               (v) As of the date of the Current Balance Sheet, the Company had no liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.
               (vi) The Company has made available to Parent or its legal counsel, copies of all Tax Returns for the Company filed for all periods since its inception.
               (vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.
               (viii) None of the Company’s assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.
               (ix) The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) never been a party to any Tax sharing, indemnification, allocation or similar agreement, (c) no liability for the Taxes of any person (other than Company) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, by contract or agreement, or otherwise and (d) never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
               (x) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
               (xi) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
               (xii) The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).
               (xiii) Section 2.10(b)(xiii) of the Disclosure Schedule sets forth the following information with respect to the Company: (a) the basis of the Company in its assets; (b) the amount of any net operating loss, net capital loss, unused investment, foreign, or other Tax credit and the amount of any limitation upon any of the foregoing; (c) the amount of any deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction as defined in Treas. Reg. § 1.1502-13 or any similar provision of applicable law.
               (xiv) After the Effective Time, the Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income as a result of
               (a) any change in method of accounting under Section 481 of the Code that, prior to the Effective Time the Company has agreed to, the Company is subject to or which has been proposed or threatened against the Company, (b) any closing agreement under Section 7121 of the Code entered into prior to the Effective Time, (or in the case of each of (a) and (b), under any similar provision of applicable law), (c) any installment sale or open transaction disposition entered into prior to the Effective Time or (d) any prepaid amount received prior to the Effective Time.
               (xv) The Company uses the cash method of accounting for tax purposes.
               (xvi) Each of the Company and any predecessor to the Company has been an S corporation, as applicable, within the meaning of the Code and for state Tax law purposes (except in those states which do not recognize S corporation status), at all times since inception, and has filed all forms and taken all actions necessary to maintain such status. None of the Company, any predecessor to the Company, or any Stockholder has taken any action, or omitted to take any action, which action or omission could result in the loss of S corporation status for such period prior to the Closing Date.
               (xvii) The Company has not in the past 10 years, (A) acquired assets from another corporation in a transaction in which the tax basis of the acquired assets (or any other property) was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor, or (B) acquired the stock of any corporation.
          (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code or that would give rise to a penalty under Section 409A of the Code.
     2.11 Restrictions on Business Activities.  Except as set forth in Section 2.11 of the Disclosure Schedule, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
     2.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.
          (a) The Company does not own any real property, nor has the Company ever owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto (the “Lease Agreements”) and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of the Company to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.
          (b) The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.
          (c) To the Company’s Knowledge, (i) there are no laws, statutes, rules, regulations or orders now in existence or under active consideration by any Governmental Entity which could require the Company, as a tenant of any Leased Real Property, to make any expenditure in excess of $10,000 to modify or improve such Leased Real Property to bring it into compliance therewith, and (ii) the Company shall not be required to expend more than $10,000 in the aggregate under all Lease Agreements to restore the Leased Real Property at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property as of the date hereof and as of the Closing).

          (d) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.
          (e) Section 2.12(e) of the Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the Company, and such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.
     2.13 Intellectual Property.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               “Intellectual Property” shall mean any or all of the following (i) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, databases, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) domain names, web addresses and sites, (vi) tools, methods and processes, and (vii) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.
               “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications of any kind, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible Intellectual Property, (v) logos, trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).
               “Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company.
               “Registered Intellectual Property” shall mean Intellectual Property and Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.

          (b) Section 2.13(b) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property”) and (ii) lists any material proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property or Company Intellectual Property.
          (c) Each application for registration within the Company Registered Intellectual Property is properly filed, true, complete and pending. Each other item of Company Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property that are due as of the date of this Agreement have been paid and all necessary documents and certificates that are due as of the date of this Agreement in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions required to maintain the pending status of any applications for registration or the effectiveness of any other items within Company Registered Intellectual Property or Intellectual Property Rights that must be taken by the Company within one hundred twenty (120) days following the date of this Agreement. In each case in which the Company has acquired ownership or purported to acquire ownership of any Company Registered Intellectual Property or Intellectual Property Rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights and, with respect to any such Intellectual Property Rights that are Registered Intellectual Property, the Company has recorded the relevant assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.
          (d) All Company Intellectual Property will be fully transferable and licensable by the Final Surviving Entity and/or Parent without restriction and without payment of any kind to any third party.
          (e) Each item of Company Intellectual Property, and all Intellectual Property licensed to the Company, is free and clear of any Liens other than those set forth on Section 2.13(e) of the Disclosure Schedule.
          (f) The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person or (ii) permitted the Company’s rights in any Company Intellectual Property which is material to the Company’s business to enter into the public domain.
          (g) The Company Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights used in, necessary to or otherwise would be infringed by the conduct of the business of the Company as it currently is conducted or planned to be conducted, including, without limitation, the design, development, marketing, manufacture, use, import and sale of any product, technology or service (including products, technology or services currently under development). Except as set forth on Section 2.13(g) of the Disclosure Schedule, the Final Surviving Entity will own or possess sufficient rights to all Intellectual Property and Intellectual Property Rights immediately following the Closing Date that are necessary to the operation of the business of the Company as it currently is conducted or planned to be conducted and without infringing on the Intellectual Property Rights of any person.
          (h) No third party that has licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Intellectual Property that has been licensed to the Company.
          (i) Section 2.13(i) of the Disclosure Schedule lists all Contracts between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company, or such other person of the Intellectual Property Rights of any person other than the Company, but excluding (i) Shrink-Wrap Code and (ii) non-disclosure agreements entered into in the ordinary course of business.
          (j) The operation of the business of the Company as it has been conducted, is currently conducted and is contemplated to be conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any product, technology or service (including products, technology or services under development) of the Company has not infringed or misappropriated, does not infringe or misappropriate, and will not infringe or misappropriate when conducted by Parent and/or the Final Surviving Entity immediately following the Closing in the manner currently planned by the Company to be conducted, any Intellectual Property Rights of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction in which such business is currently conducted. The Company has not received notice from any person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Intellectual Property of the Company infringes or misappropriates any Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).
          (k) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent and/or the Final Surviving Entity by operation of law or otherwise of any Contracts to which the Company is a party, will result in: (i) Parent or any of its subsidiaries granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Parent or any of its subsidiaries, (ii) Parent or any of its subsidiaries, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Parent or the Final Surviving Entity being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby; provided, however, that the representations made in this Section 2.13(k) will not be deemed breached by the operation of provisions contained in any agreement to which Parent is a party (but to which the Company is not).
          (l) To the Knowledge of the Company, no person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.
          (m) The Company has, and enforces, a policy requiring each Employee and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (in the forms set forth in Exhibit C), and all current and former Employees and contractors of the Company have executed such an agreement in substantially the Company’s standard form. To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written Contract with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights.
          (n) No Company Intellectual Property, product, technology, or service of the Company or, to the Knowledge of the Company any third-party Intellectual Property Rights, is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.
          (o) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. Except as set forth on Section 2.13(o) of the Disclosure Schedule, no current or former Employee or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such Employee or independent contractor was also performing services for the Company.
          (p) The Company has complied with all applicable Laws and its internal privacy policies relating to the privacy of users of its products, services, and Web sites, and also the collection, use, storage, and transfer of any personally identifiable information collected by or on behalf of the Company.

          (q) The Company has taken all commercially reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company, including without limitation any personally identifiable information. Without limiting the foregoing, neither the Company nor any person acting on the Company’s behalf has disclosed, delivered or licensed to any person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of any source code owned by the Company or used in its business (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code. Company Source Code means any software source code or related proprietary or confidential information or algorithms of any Company Intellectual Property.
          (r) Section 2.13(r) of the Disclosure Schedule lists all software or other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that the Company uses or licenses, and identifies that which is incorporated into, combined with, or distributed in conjunction with any Company products (“Incorporated Open Source Software”) and identifies the type of license or distribution model governing its use. The Company’s use and/or distribution of each component of Incorporated Open Source Software complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Company Intellectual Property or obligations for the Company with respect to any Company Intellectual Property, including without limitation any obligation to disclose or distribute any such Intellectual Property in source code form, to license any such Intellectual Property for the purpose of making derivative works, or to distribute any such Intellectual Property without charge.
     2.14 Agreements, Contracts and Commitments.  Except as set forth in Section 2.14 of the Disclosure Schedule (specifying the appropriate subparagraph), the Company is not a party to, nor is it bound by any of the following (each, a “Material Contract”):
          (a) any employment or consulting Contract or commitment with an Employee or consultant or salesperson, or consulting or sales Contract, or commitment with a firm or other organization requiring annual payments in excess of $100,000;
          (b) any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
          (c) any fidelity or surety bond or completion bond;

          (d) any lease of personal property having a value in excess of $10,000 individually or $25,000 in the aggregate and any Lease Agreement;
          (e) any agreement of indemnification or guaranty under which the Company’s has actual or potential liability that exceeds $10,000 individually or $25,000 in the aggregate;
          (f) any Contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $25,000 in the aggregate;
          (g) any Contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;
          (h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
          (i) any purchase order or Contract for the purchase of materials involving in excess of $10,000 individually or $25,000 in the aggregate;
          (j) any Contract containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, “most favored nations,” restriction on the operation or scope of its businesses or operations, or similar terms;
          (k) any dealer, distribution or marketing Contract requiring or reasonably anticipated to result in payments by any party thereto in excess of $10,000 annually or $25,000 in the aggregate;
          (l) any development, joint venture, partnership or similar Contract;
          (m) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the products, technology or services of the Company;
          (n) any customer Contract involving, or reasonably expected to involve revenues to the Company in excess of $10,000 annually or $25,000 in the aggregate;
          (o) any agreement that is royalty bearing;
          (p) any Contract with respect to any Intellectual Property or Intellectual Property Rights, including without limitation, any in-bound licenses, out-bound licenses and cross licenses, but excluding (i) non-exclusive in-licenses and purchase agreements for commercial off-the-shelf Intellectual Property that are generally available on nondiscriminatory pricing terms, in the case of software for a cost of not more than $5,000 for a perpetual license for a single user or work station or

$50,000 in the aggregate for all users and work stations (“Shrink-Wrap Code”) and (ii) non-disclosure agreements entered into in the ordinary course of business; or
          (q) any other Contract or commitment that involves the payment or receipt by the Company of $10,000 individually or $25,000 in the aggregate and is not cancelable without penalty within thirty (30) days.
          (r) The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does the Company have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Material Contract is in full force and effect, and the Company is not subject to any default thereunder, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Material Contract subject to, or reasonably likely to become subject to any default thereunder. Section 2.14(r) of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Effective Time. Section 2.14(r) of the Disclosure Schedule identifies each Material Contract which by its terms will terminate or may be terminated by either party thereto, solely by the passage of time or at the election of either party. Following the Effective Time, the Interim Surviving Corporation will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.
     2.15 Interested Party Transactions. No officer, director or stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold or licensed, or furnishes or sells or licenses, services, products, technology or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Material Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.15. No Stockholder has any loans outstanding from the Company.
     2.16 Governmental Authorization.  Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest

(collectively, “Company Authorizations”) has been issued or granted to the Company, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.
     2.17 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.
     2.18 Minute Books.  The minutes of the Company made available to counsel for Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders, the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company, as the case may be.
     2.19 Environmental Matters.  The Company (i) has not received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws; (iii) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company; and (iv) has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s possession concerning the Hazardous Materials activities of the Company and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company, conducted at the request of, or otherwise in the possession of the Company. There are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.
     2.20 Brokers’ and Finders’ Fees; Third Party Expenses.  Except as set forth in Section 2.20 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the

Agreement or any transaction contemplated hereby. Section 2.20 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.
     2.21 Employee Benefit Plans and Compensation.  Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
          “ERISA Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
          “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.
          “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
          “DOL” shall mean the United States Department of Labor.
          “Employee” shall mean any current or former employee, consultant, individual independent contractor or director of the Company or any ERISA Affiliate.
          “Employee Agreement” shall mean each management, employment, severance, change of control, retention, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, or contract (including, without limitation, any offer letter or any agreement providing for acceleration of Company Common Stock or restricted stock units that are unvested, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
          “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

          “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.
          “IRS” shall mean the United States Internal Revenue Service.
          “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.
          “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          (a) Schedule. Section 2.21(a)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.21(a)(2) of the Disclosure Schedule sets forth a table setting forth the name, title and salary of each employee of the Company.
          (b) Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.
          (c) Employee Plan Compliance. The Company and each ERISA Affiliate has performed all obligations required to be performed by it under each Company Employee Plan, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter valid as to the Company, if applicable) with respect to all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (d) No Pension Plans. Neither the Company nor any current or past ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plans subject to Title IV of ERISA or Section 412 of the Code.
          (e) No 401(k) Plans. Neither the Company nor any current or past ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Company Employee Plans intended to include a Code Section 401(k) arrangement.
          (f) No Self-Insured Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).
          (g) Collectively Bargained, Multiemployer and Multiple-Employer Plans. At no time has the Company or any current or past ERISA Affiliate contributed to or been obligated to contribute to any Pension Plan, which is a “Multiemployer Plan,” as defined in Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
          (h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.
          (i) COBRA; FMLA; CRFA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, HIPAA, and any similar provisions of state law applicable to its Employees. The Company does not have unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.
          (j) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
          (k) Section 280G; 409A. No payment or benefit which has been, will be or may be made by the Company or any ERISA Affiliates with respect to any Employee will, or could reasonably be expected to, be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Except as set forth on Section 2.21(k) of the Disclosure Schedule, the Company is not party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No stock option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).
          (l) Employment Matters. The Company is in compliance with all applicable foreign, federal, state and local laws, rules, regulations and ordinances respecting employment, worker classification, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, benefits, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims, audits, investigations or administrative matters pending, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Company or any Company trustee under any worker’s compensation policy. The services provided by each of the Company’s and its ERISA Affiliates’ Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
          (m) Labor. No work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees within the preceding three (3) years. There are no actions, suits, claims, audits, administrative proceedings, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters, wages, benefits, medical or family leave, classification, safety or discrimination matters involving any Employee, including claims of wage and/or hour violations, unfair business practices, unfair labor practices, discrimination, harassment, or wrongful termination complaints. Neither the Company nor any ERISA Affiliate is party to a current conciliation agreement, consent decree, or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.
          (n) WARN Act. The Company and any ERISA Affiliate have complied with the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) and all similar state or local Laws, including applicable provisions of state or local Law. All liabilities and obligations relating to the employment, termination or employee benefits of any former Employees (excluding Consultants) previously terminated by the Company or an affiliate including all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state Laws, have been paid, and no terminations prior to the Closing Date shall result in unsatisfied Liability under WARN or any similar state or local Law.

          (o) No Interference or Conflict. No stockholder or Employee of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such Employees in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such Employees is now bound.
          (p) International Employee Plan. Neither the Company nor any ERISA Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.
     2.22 Insurance.  Section 2.22 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since the Company’s incorporation and remain in full force and effect. The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.
     2.23 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.
     2.24 Warranties; Indemnities.  Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.24 of the Disclosure Schedule, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.
     2.25 Bank Accounts, Letters of Credit and Powers of Attorney.  Section 2.25 of the Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore delivered to Parent true, correct and complete copies of each letter of credit and each power of attorney described in Section 2.25 of the Disclosure Schedule.
     2.26 Complete Copies of Materials.  The Company has delivered or made available true and complete copies of each document (or summaries of same) that have been requested by Parent or its counsel.
     2.27 Representations Complete.  None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
     2.28 Information Statement.  The information regarding the Company furnished on or in any document mailed, delivered or otherwise furnished to Stockholders in connection with the solicitation of their consent to this Agreement and the Merger, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE SUBS
     Each of Parent and the Subs hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:
     3.1 Organization, Standing and Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub I is a corporation duly organized, validly existing and in good standing under the laws of New York. Sub I is newly formed and was formed solely to effectuate the First Step Merger. Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Sub II is now and has always been disregarded as an entity separate from Parent, within the meaning of 26 C.F.R. §301.7701-3. Each of Parent and the Subs has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on Parent.

     3.2 Authority.  Each of Parent and the Subs has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and the Subs. This Agreement and any Related Agreements to which Parent and the Subs are parties have been duly executed and delivered by Parent and the Subs and constitute the valid and binding obligations of Parent and the Subs, enforceable against each of Parent and the Subs in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     3.3 Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or the Subs in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or the Subs is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect, and (iii) the requisite filings of the Certificates of Merger.
     3.4 Parent Common Stock.  The Parent Common Stock which constitutes the Stock Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.
     3.5 SEC Documents.  Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2005. Parent has made available to the Company all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that Parent may file subsequent to the date hereof until the Effective Time) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC.

     3.6 Parent Financial Statements.  The financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments).
     3.7 Information Supplied.  None of the information supplied in writing by Parent for inclusion or incorporation by reference in (i) the Stockholder Registration Statement will, at the time the Stockholder Registration Statement or any amendment or supplement thereto becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, (ii) the information provided to Shareholders in the Soliciting Materials will, at the time they are mailed to the Shareholders and at all times that stockholder consents are being solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made.
     3.8 Interim Operations of Subs.  The Subs were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have engaged in no business activities other than as contemplated by this Agreement.
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to conduct its business, except to the extent that Parent shall otherwise consent in writing, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due (subject to Section 4.1(e) below), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company, keep available the services of the present officers and key employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the

Effective Time. In addition to the foregoing, except as expressly contemplated by this Agreement and except as expressly set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent, from and after the date of this Agreement:
          (a) cause or permit any amendments to the certificate of incorporation, bylaws or other organizational documents of the Company;
          (b) make any expenditures or enter into any commitment or transaction exceeding $10,000 individually or $25,000 in the aggregate or any commitment or transaction of the type described in Section 2.9 hereof;
          (c) pay, discharge, waive or satisfy, any indebtedness or any third party expense in an amount in excess of $10,000 in any one case, or $25,000 in the aggregate, or any other claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than with respect to such other claim, liability right or obligation, the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;
          (d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies) other than as required by GAAP;
          (e) make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or file any material Tax Return or any amended Tax Return unless a copy of such Tax Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Tax Return;
          (f) revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;
          (g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Common Stock, or split, combine or reclassify any Company Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Common Stock (or options, warrants or other rights exercisable therefor);
          (h) increase the salary or other compensation payable or to become payable to any officer, director, employee or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;
          (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets (whether tangible or intangible), including without limitation the sale of any accounts receivable of the Company, except in the ordinary course of business and consistent with past practices;
          (j) make any loan to any person or entity or purchase debt securities of any person or entity or amend the terms of any outstanding loan agreement;
          (k) incur any indebtedness, guarantee any indebtedness of any person or entity, issue or sell any debt securities, or guarantee any debt securities of any person or entity;
          (l) waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;
          (m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company;
          (n) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Common Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;
          (o) sell, lease, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement or modify any existing agreement with respect to any Company Intellectual Property with any person or entity or with respect to any Intellectual Property of any person or entity, (ii) purchase or license any Intellectual Property or enter into any agreement or modify any existing agreement with respect to the Intellectual Property of any person or entity, (iii) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) change pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;
          (p) enter into or amend any agreement pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company;
          (q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements; or

          (r) amend or otherwise modify (or agree to do so), or violate the terms of, any of the Material Contracts;
          (s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;
          (t) adopt or amend any Company Employee Plan, enter into any Employee Agreement, pay or agree to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its Employees except payments made pursuant to written agreements outstanding on the date hereof and disclosed in Section 4.1(t) of the Disclosure Schedule;
          (u) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;
          (v) hire, promote, demote or terminate any Employees, or encourage any Employees to resign from the Company;
          (w) send any written communications (including electronic communications) to the Company’s employees regarding this Agreement or the transactions contemplated hereby, or make any oral communications to the Company’s employees that are inconsistent with this Agreement or the transactions contemplated hereby;
          (x) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
          (y) cancel, amend or renew any insurance policy; or
          (z) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(y) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, their respective covenants hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.
     4.2 No Solicitation.  Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 10.1 hereof, the Company shall not (nor shall the Company permit, as applicable, any of their respective officers, directors, employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Common Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning the business, technologies or properties of the Company, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Common Stock or assets of the Company, or (d) enter into any agreement with any person providing for the acquisition of the Company (other than inventory in the ordinary course of business), whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) that are the subject matter of clause (a), (b), (c) or (d) above. In the event that the Company or any of the Company’s affiliates has received or shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 10.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.
     4.3 Procedures for Requesting Parent Consent.  If the Company desires to take an action which would be prohibited pursuant to Section 4.1 of this Agreement without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to both of the following individuals:

(a)	Richard Palmer, Senior Vice President Corporate Development
Telephone: (781) 565-5041
Facsimile: (781) 565-5001
E-mail address: richard.palmer@nuance.com

(b)	Garrison R. Smith, Director, Corporate Legal Services
Telephone: (781) 565-5277
Facsimile: (781) 565-5562
E-mail address: garrison.smith@nuance.com
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Information Statement; Stockholder Approval.
          (a) As soon as practicable after the date hereof, the Company shall use its best efforts to obtain the Sufficient Stockholder Vote (as defined below), either at a meeting of the Company’s Stockholders or pursuant to a written stockholder consent, all in accordance with the NYBCL and the Charter Documents. In connection with such meeting of Stockholders or written stockholder consent, the Company shall submit to the Stockholders the Soliciting Materials (as defined below), which shall (i) include a solicitation of the approval of the holders of the Company Common Stock to this Agreement and the transactions contemplated hereby, including the Merger (the “Sufficient Stockholder Vote”), (ii) specify that adoption of this Agreement shall constitute approval by the Stockholders of the appointment of Michael J. Mardini as Stockholder Representative, under and as defined in this Agreement, (iii) include a summary of the Merger and this Agreement, (iv) include all of the information required by the securities laws and the NYBCL, including the information required pursuant to Regulation D under the Securities Act so that the issuance of the Parent Common Stock hereunder complies with Rule 506 under the Securities Act (with any information regarding Parent or the Subs being provided by Parent), and (v) include a statement that appraisal rights are available for the Company Common Stock pursuant to Section 910 of the NYBCL and a copy of such Section 910. Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement, including an Information Statement which shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received in the Merger (the “Soliciting Materials”) shall be subject to review and approval by Parent and shall also include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement and the transactions contemplated hereby, and the conclusion of the Company’s Board of Directors that that the terms and conditions of the Merger are fair and reasonable to the Stockholders. Anything to the contrary contained herein notwithstanding, the Soliciting Materials shall be subject to the review and approval of Parent prior to distribution, such approval not to be unreasonably withheld or delayed.
          (b) If the Company shall seek to obtain the Sufficient Stockholder Vote by way of a meeting of the Stockholders, the Company shall consult with Parent regarding the date of such meeting to approve this Agreement and the Merger (the “Company Stockholders’ Meeting”) and shall not postpone or adjourn (other than for absence of a quorum) the Company Stockholders’ Meeting without the consent of Parent. In the event the Company shall seek to obtain the Sufficient

Stockholder Vote by written consent, immediately upon receipt of written consents of its Stockholders constituting the Sufficient Stockholder Vote, the Company shall deliver notice of the approval of the Merger by written consent of the Company’s Stockholders, pursuant to the applicable provisions of the NYBCL (the “Stockholder Notice”), to all Stockholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Common Stock pursuant to Section 910 of the NYBCL (which notice shall include a copy of such Section 910, as well as a copy of Section 623 of the NYBCL, which describes the procedures necessary to perfect the Stockholders’ appraisal rights), and shall promptly inform Parent of the date on which the Stockholder Notice was sent. Notwithstanding the foregoing, the Company shall give Stockholders sufficient notice to the effect that no Stockholder will be able to exercise appraisal rights if such Stockholder has not perfected such appraisal rights in accordance with Section 910 of the NYBCL.
     5.2 Access to Information.  The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.
     5.3 Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Non-Disclosure Agreement effective as of April 20, 2007 (the “Confidential Disclosure Agreement”), between the Company and Parent. In this regard, the Company acknowledges that Parent’s common stock is publicly traded and that any information obtained by Company regarding Parent could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees that it will not engage in, and it will prevent its employees, consultants, directors and affiliates from engaging in, any transactions in the Parent Common Stock in violation of applicable insider trading laws.
     5.4 Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting (including half the costs of any audit and any other costs incurred as a result of the compliance with Section 5.14 hereof), financial advisory, consulting, and all other fees and expenses of third parties

(including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with Section 5.6 hereof) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. Third Party Expenses shall also include any bonuses paid or to be paid to Employees in connection with the Merger, and all Tax liabilities associated with such bonuses and certain restricted stock issuances by the Company prior to Closing, all of which bonuses and Tax liabilities are set forth in detail (individual and amount) on Schedule 5.4. The Company shall provide Parent with a statement of estimated Third Party Expenses incurred by the Company at least five (5) business days prior to the Closing Date in form reasonably satisfactory to Parent (the “Statement of Expenses”). At or immediately following the Closing, Parent shall pay to the Company and any of the persons to whom any of the Estimated Company Expenses are owed, as applicable, an aggregate amount in cash equal to the Estimated Company Expenses by wire transfer of immediately available funds. Any Third Party Expenses incurred by the Company in excess of the aggregate estimated Third Party Expenses as set forth on the Statement of Expenses (“Excess Third Party Expenses”), shall be subject to the indemnification provision of Section 7.2 and shall not be limited by or count towards the Threshold Amount (as defined in Section 7.4(a) hereof) or maximum amount of indemnification provided in Section 7.6.
     5.5 Public Disclosure.  No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of the Nasdaq Global Market.
     5.6 Consents.  The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract (including with respect to the Lease Agreements) as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are listed in Section 2.5 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time; provided, however, that the Company shall not be required, prior to the Effective Time, to use commercially reasonable efforts to obtain such consents, waivers and approvals with respect to the License Agreement by and between the Company and UPMC, dated as of January 4, 2006. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event that the other parties to any such Contract, including lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and such amounts shall be deemed Third Party Expenses under Section 5.4 hereof.

     5.7 FIRPTA Compliance.  On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
     5.8 Reasonable Efforts.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
     5.9 Notification of Certain Matters.  The Company shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 5.9 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
     5.10 Additional Documents and Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.
     5.11 New Employment Arrangements.  Parent or the Final Surviving Entity may offer certain Employees “at-will” employment by Parent and/or the Final Surviving Entity, to be effective as of the Closing Date, upon proof of a legal right to work in the United States (each, an “Offer Letter”). Such “at-will” employment will: (i) be subject to and in compliance with Parent’s applicable policies and procedures, including, but not limited to, employment background checks and the execution of an employee proprietary information agreement, governing employment conduct and performance, and (ii) have terms, including the position and salary, which will be determined by Parent after consultation with the Company’s management. Each employee of the Company who remains an employee of Parent or the Final Surviving Entity after the Closing Date shall be referred to hereafter as a “Continuing Employee.” Continuing Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies.

     5.12 Restricted Stock Awards.  Pursuant to the Offer Letters, Parent shall agree to issue 207,856 restricted stock units, with an aggregate value of $4,000,000 based on the Signing Price, to certain Continuing Employees. The number of restricted stock units to be issued to each Continuing Employee shall be determined by Parent in consultation with the Company. Any restricted stock units (i) forfeited upon the termination of a Continuing Employee’s employment with Parent prior to the second anniversary of the Closing Date shall be reallocated (by Parent issuing new awards of restricted stock units in an aggregate amount equal to the number forfeited) to certain Continuing Employees employed by Parent on the second anniversary of the Closing Date in a manner determined by Parent after consultation with the Stockholder Representative if the 2008 Revenue Earnout was achieved in full, and (ii) forfeited upon the termination of a Continuing Employee’s employment with Parent prior to the third anniversary of the Closing Date (and not previously reallocated pursuant to subsection (i) above) shall be reallocated (by Parent issuing new awards of restricted stock units in an aggregate amount equal to the number forfeited) to certain Continuing Employees employed by Parent on the third anniversary of the Closing Date in a manner determined by Parent after consultation with the Stockholder Representative if the 2009 Revenue Earnout was achieved in full.
     5.13 Purchaser Representative and Sale of Shares.
          (a) To the extent that, based on accredited investor questionnaires, any Stockholder is not an accredited investor (as defined in Rule 501(a) of the Securities Act) or otherwise does not have such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the prospective investment in Parent Common Stock (as contemplated by Rule 506(B)(2)(ii) of the Securities Act), the Company shall retain a person, reasonably satisfactory to Parent, to act as a “purchaser representative” (as defined in Rule 501(a) of the Securities Act) for such Stockholder such that such Stockholder together with the purchaser representative is capable of evaluating the merits and risks of the prospective investment in Parent Common Stock prior to the delivery of the Soliciting Materials. The Company shall obtain the written consent of any such Stockholder to the effect that such purchaser representative, or another purchaser representative (who, with such Stockholder, would allow such Stockholder to have such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the prospective investment in Parent Common Stock), shall act as such Stockholder’s purchaser representative.
          (b) The parties hereto acknowledge and agree that the shares of Parent Common Stock issuable to the Stockholders in the Merger shall constitute “restricted securities” within the meaning of Rule 144 of the Securities Act and will be issued in a private placement transaction in reliance upon the exemption from the registration and prospectus delivery requirements of Section 5 of the Securities Act afforded by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The certificates evidencing the shares of Parent Common Stock to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being “restricted securities” under the Securities Act, to comply with state and federal securities laws and, if applicable, to notice the restrictions on transfer of such shares.

     5.14 Financials.  Within thirty (30) days following the last day of each fiscal quarter ending after June 30, 2007 and after the date of this Agreement, the Company shall deliver, or cause to be delivered, to Parent the unaudited balance sheet as of the last day of such fiscal quarter and as of the last day of the corresponding fiscal quarter from the prior fiscal year, and the related unaudited statement of income, cash flow, and stockholders’ equity for the three (3) month periods then ended, in each case reviewed by the Company’s independent accountants in accordance with SAS-100, and such quarterly financial statements shall be deemed “Interim Financials” under this Agreement. The Company, prior to the Effective Time, and the Shareholder Representative, on or after the Effective Time, shall use commercially reasonable efforts to cause the Company’s auditors to deliver any opinions, consents, comfort letters, or other materials necessary for Parent to file the Audited Financials and Interim Financials in a registration statement or other filing made by Parent with the SEC.
     5.15 Tax Matters.
          (a) Subchapter S Status. Neither the Company nor any Stockholder has taken (or will take) or has omitted (or will omit) to take any action, or knows of any fact or circumstances, which action, omission, fact or circumstance could result in the loss by the Company of its status as an S corporation within the meaning of Section 1361(a) of the Code (or any comparable state law). Each of the Stockholders jointly and severally indemnifies and holds Parent and the Company harmless against any damages relating to income tax liability (including interest and penalties) resulting from the Company’s failure to qualify as an S corporation within the meaning of Section 1361 of the Code (or any comparable state law), it being understood and agreed that any claim by Parent or the Company against any Stockholder pursuant to this Section 5.15 shall be pursued in accordance with the procedures set forth in Article VII.
          (b) Responsibility for Taxes and Tax Returns for Pre-Closing Tax Periods.
               (i) The Stockholders shall prepare, or cause to be prepared, and Parent shall cause to be filed, all income tax Returns for the Company for all periods ending on or prior to the Closing Date. Such Returns shall be prepared in accordance with applicable law and consistent with past practices. The Stockholders shall permit Parent to review and comment on each such Return prior to filing. Except as set forth in this Section 5.15(b)(i), Parent shall prepare and file, or cause to be prepared and filed, all Returns for the Company required to be filed after the Closing Date. At least 20 days prior to filing, Parent shall permit the Stockholder Representative to review and comment on any Return which includes a taxable period (or portion thereof) beginning on or before the Closing Date, shall prepare such Returns in accordance with applicable law and consistent with past practice, and shall not file any such Return without the Stockholder Representative’s consent, which shall not be unreasonably withheld.
               (ii) Notwithstanding anything to the contrary in this Agreement, the Stockholders shall be solely responsible for and shall timely pay any and all Taxes imposed on the Company for any taxable period or portion thereof ending on or prior to the Closing Date (the “Pre-Closing Tax Period”) and any Taxes of the Stockholders for any taxable period or portion thereof. To the extent that Parent is required to remit any such Taxes payable by the Stockholders pursuant to this Section 5.15(b)(ii), the Stockholders shall remit to Parent any such Taxes at least 10 days prior to the date the Return for such Taxes is filed. In the case of any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”), the real, personal and intangible property Taxes (“Property Taxes”) imposed upon the Company allocable to the Pre Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and the Taxes (other than Property Taxes) imposed upon the Company allocable to the Pre Closing Tax Period shall be computed as if such taxable period ended on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each period.
               (iii) The obligations set forth in this Section 5.15 and Section 4.1(e) (and any claim for breach thereof) shall terminate at the close of business on the thirtieth (30th) day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof), and shall not be subject to any of the limitations on indemnification set forth in Article VII hereof. In the event of any conflict between this Section 5.15 and any other provision of this Agreement, this Section 5.15 shall govern.
               (iv) Parent and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Returns with respect to the Company or its operations , and any audit, litigation or other proceeding with respect to Taxes of or attributable to the Company or its operations. Such cooperation shall include Parent’s retention and provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.
          (c) Refunds. All refunds of Taxes (and any interest thereon) with respect to the Company for a taxable period or portion thereof ending on or before the Closing Date or with respect to the Stockholders, in each case, the payment of which was borne economically by the Stockholders (including by reason of Section 5.15 or Article VIII hereof) or made prior to the Effective Time shall, if received by Parent or its Affiliates following the Effective Time, be paid promptly upon receipt to the Stockholder Representative for the benefit of the Stockholders net of any Taxes or expenses incurred by Parent or its Affiliates in connection with such refund.
          (d) Mitigation. Except as required by a tax authority after final determination of the matter, after the Effective Time, Parent shall not cause any election to be made which would increase the Taxes imposed on the Company with respect to a Pre-Closing Tax Period, or the Stockholders.

ARTICLE VI
CONDITIONS TO THE FIRST STEP MERGER
     6.1 Conditions to Obligations of Each Party to Effect the First Step Merger.  The respective obligations of the Company and Parent to effect the First Step Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
          (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the First Step Merger illegal or otherwise prohibiting consummation of the First Step Merger.
          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the First Step Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.
          (c) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.
          (d) Stockholder Approval. Stockholders constituting the Sufficient Stockholder Vote shall have approved this Agreement, and the transactions contemplated hereby, including the Merger and the appointment of the Stockholder Representative.
     6.2 Conditions to the Obligations of Parent and Sub I.  The obligations of Parent and Sub I to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Sub I:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

          (b) Governmental Approval. Receipt of approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency, or commission (if any) required to consummate the Merger and the transactions contemplated thereby.
          (c) Third Party Consents. Company shall have delivered to Parent the consents, waivers and approvals set forth in Schedule 6.2(c) of the Disclosure Schedule.
          (d) Employees. The persons listed on Schedule 6.2(d) to this Agreement (i) shall have signed offer letters accepting employment (or an independent contractor relationship, as applicable) with Parent or the Final Surviving Entity (the “Key Employees”) on or prior to the date hereof and such agreements shall be in full force and effect as of the Effective Time and (ii) shall still be on the job and performing their usual and customary duties for the Company immediately before the Effective Time. At least seventy-five percent (75%) of the employees of the Company who are not Key Employees shall still be on the job and performing their usual and customary duties for the Company immediately before the Effective Time.
          (e) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect since the date of this Agreement.
          (f) Resignation of Officers and Directors. Parent shall have received a written resignation from each of the officers and directors of the Company effective as of the Effective Time.
          (g) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company, substantially in the form attached hereto as Exhibit D.
          (h) Unanimous Board Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been unanimously approved by the Board of Directors of the Company, which unanimous approval shall not have been modified or revoked.
          (i) Appraisal Rights. No Stockholder shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Common Stock by virtue of the Merger.
          (j) Certificate of the Company. Parent shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:
               (i) all representations and warranties made by the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality”

or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time;
               (ii) all covenants and obligations under this Agreement to be performed or complied with by the Company on or before the Closing have been so performed or complied with in all material respects; and
               (iii) the conditions to the obligations of Parent and Sub I set forth in this Section 6.2 have been satisfied in full (unless otherwise waived in accordance with the terms hereof).
          (k) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, and (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Stockholders constituting the Sufficient Stockholder Vote have approved this Agreement and the consummation of the transactions contemplated hereby.
          (l) Certificates of Good Standing. Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of New York, and a good standing certificate from each jurisdiction in which the Company is qualified to do business, each of which to be dated within a reasonable period prior to Closing with respect to the Company.
          (m) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.
          (n) Financial Statements. Parent shall have received a letter from the Company’s auditors to the effect that they know of no reason why they would not deliver consent to file the Financials with the SEC or deliver a comfort letter, if requested, to an underwriter in connection with a public offering of Parent’s securities. The parties acknowledge that the future provision of any such consent or comfort letter by the Company’s auditors will be subject to the terms of the auditors’ engagement, performance by the auditors of the necessary procedures in accordance with applicable accounting standards, and the review and approval by the auditors of the documents to be filed with the SEC, consistent with standard custom and practice; and the letter from the Company’s auditors delivered pursuant to this Section 6.2(n) may so provide.
          (o) Valid Private Placement. The issuance of Parent Common Stock in connection with the Merger shall qualify as a valid exemption from the registration and prospectus delivery requirements of Section 5 of the Securities Act as a valid private placement under Rule 506 of Regulation D under the Securities Act.
     6.3 Conditions to Obligations of the Company.  The obligations of the Company and each of the Stockholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and the Subs in this Agreement (other than the representations and warranties of Parent and the Subs as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect”) on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) each of Parent and the Subs shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.
          (b) No Parent Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Parent Material Adverse Effect since the date of this Agreement.
          (c) Certificate of Parent. Company shall have received a certificate, validly executed on behalf of Parent by a Vice President for and on its behalf to the effect that, as of the Closing:
               (i) all representations and warranties made by Parent and the Subs in this Agreement (other than the representations and warranties of Parent and the Subs as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time; and
               (ii) all covenants and obligations under this Agreement to be performed by Parent and the Subs on or before the Closing have been so performed in all material respects.
ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     7.1 Survival of Representations and Warranties.  The representations and warranties of the Company contained in this Agreement, or in any certificate or other instruments delivered pursuant to this Agreement, shall survive for a period of fifteen (15) months following the Closing Date (the expiration of such fifteen (15) month period, the “Survival Date”, provided, however, that the representations and warranties of the Company contained in Section 2.2 shall survive indefinitely, and the representations and warranties of the Company contained in Section 2.10, Section 2.19 and the covenants in Section 5.15 hereof shall survive until the expiration of the applicable statute of limitations), and provided further, however, that if, at any time prior to the close of business on the fifteen (15) month anniversary of the Closing Date, an Officer’s Certificate (as defined in Section 7.4) is delivered alleging Losses and a claim for recovery under Section 7.4, then the claim asserted in such notice shall survive the fifteen (15) month anniversary of the Closing Date until such claim is fully and finally resolved. The representations and warranties of Parent and the Subs contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.
     7.2 Indemnification.
          (a) Indemnification of Parent and Its Officers, Directors and Affiliates. The Stockholders agree to indemnify and hold Parent and its officers, directors, and affiliates, including the Final Surviving Entity (the “Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense and diminution in value (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Final Surviving Entity), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement, (ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement, (iii) the amount of any Excess Third Party Expenses, (iv) the amount of any Dissenting Share Payments, or (v) the application of the terms of Section 2.(f) of that certain License and Support Agreement with Harborview Medical Center, dated November 5, 2006, and the exhibits referenced therein (including any Losses resulting from the release of, or claims to, source code as a result of the transactions contemplated herein) arising as a result of the consummation of the Merger (“Harborview Losses”). The Stockholders shall not have any right of contribution from the Final Surviving Entity or Parent with respect to any Loss claimed by an Indemnified Party.
          (b) Indemnification of Directors and Officers of the Company. Parent shall, and shall cause the Final Surviving Entity, as the case may be, to do the following:
               (i) For six years after the Effective Time, Parent shall cause the Final Surviving Entity or the Interim Surviving Corporation, as the case may be, to indemnify and hold harmless the present and former officers and directors of the Company (each, a “Covered Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the NYBCL or any other applicable laws or provided under the Charter Documents in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.
               (ii) If Parent, the Final Surviving Entity, or any of their successors or assigns (x) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (y) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent, the Final Surviving Entity, or any of their successors or assigns, as the case may be, shall assume the obligations set forth in this Section 7.2(b).

               (iii) The rights of each Covered Person under this Section 7.2(b) shall be in addition to any rights such person may have under the Charter Documents, or under the NYBCL or any other applicable laws. These rights shall survive consummation of the First Step Merger and the Second Step Merger and are intended to benefit, and shall be enforceable by, each Covered Person.
     7.3 Escrow Arrangements.
          (a) Escrow Fund. Promptly after the Effective Time, Parent shall deposit with the Escrow Agent a number of shares of Parent Common Stock represented by a single stock certificate registered in the name of Var & Co., as nominee of the Escrow Agent, which equals the Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise deliverable to the Stockholders pursuant to Section 1.6 hereof and shall confirm such deposit with the Escrow Agent. Such deposit of the Escrow Amount (plus any New Shares (as defined in Section 7.3(c)(iv) hereof)) shall constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. Such shares of Parent Common stock shall be deposited by Parent as, for this purpose, agent of the Stockholders, who shall thereupon, without any act by them, be treated as having received from Parent under Section 1.6 such Parent Common Stock in accordance with their respective Pro Rata Portions and then as having deposited such shares of Parent Common Stock into the Escrow Fund. The Escrow Fund shall be security for the indemnity obligations provided for in Section 7.2 hereof, and until the Escrow Fund has been fully depleted, the Escrow Fund shall be the exclusive source for the compensation of the Parent Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. Interests in the Escrow Fund shall be non-transferable other than by the laws of descent and distribution or succession.
          (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., New York time, on the Survival Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is or may be necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Stockholder Representative prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Survival Date. On the Survival Date, the Escrow Agent shall deliver the assets held in the Escrow Fund that are not subject to dispute to the Stockholders. As soon as all such claims have been resolved in accordance with Section 7.4, the Escrow Agent shall deliver the remaining portion of the Escrow Fund not required to satisfy such claims to the Stockholders. Deliveries of amounts out of the Escrow Fund to the Stockholders pursuant to this Section 7.3(b) shall be made in proportion to their respective Pro Rata Portions of the remaining shares in the Escrow Fund, with the amount of shares delivered to each Stockholder rounded down to the nearest whole number of shares of Parent Common Stock. Any distribution of all or a portion of the Parent Common Stock to the Stockholders shall be made by delivery of the stock certificate held by the Escrow Agent representing the Parent Common Stock to the Parent, endorsed for transfer, with instruction to the Parent to transfer and issue, or cause its transfer agent to transfer and issue, the aggregate number of shares of Parent Common Stock being distributed, allocated among the Stockholders based upon his or her Pro Rata Portion, in each case by issuing to each such Stockholder a stock certificate representing such allocated shares, registered in his or her name set forth on the schedule delivered to the Escrow Agent at Closing and mailed by first class mail to such Stockholders’ address set forth on such schedule (or to such other address as such Stockholder may have previously instructed the Escrow Agent in writing); and, if less than all the then remaining shares of Parent Common Stock are to be so distributed and transferred, the Escrow Agent shall instruct the Parent to issue and return to the Escrow Agent (or its nominee, if the Escrow Agent shall so instruct) a stock certificate representing the remaining shares of Parent Common Stock. The Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, the Parent in connection with the foregoing.
          (c) Protection of Escrow Fund.
               (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Section 7.3(c).
               (ii) Each of the Stockholders shall have voting rights with respect to the shares of Parent Common Stock contributed to and held in the Escrow Fund on behalf of such Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock). The Escrow Agent shall from time to time deliver such proxies, consents and other materials and documents as may be necessary to enable the Stockholders to exercise such voting rights, and shall instruct the Stockholders to return any instructions with respect to such voting rights to the Escrow Agent, who shall tabulate all votes received by the Stockholders and shall vote on their behalf in accordance with the instructions given by each such Stockholder. In the absence of instructions by any such Stockholder, the Escrow Agent shall not vote any of the shares held on behalf of such Stockholder.
               (iii) The Stockholder Representative and the Stockholders agree that the Stockholders shall be solely responsible for providing, at their cost and expense, any certification, opinion of counsel or other instrument or document necessary to comply with or satisfy any transfer restrictions to which the Parent Common Stock is subject, including without limitation any opinion of counsel required to be delivered pursuant to any restrictive legend appearing on the certificate evidencing the Parent Common Stock in connection with any distribution of Parent Common Stock to be made by the Escrow Agent under or pursuant to this Agreement. Any such opinion of counsel shall include the Escrow Agent as an addressee or shall expressly consent to the Escrow Agent’s reliance thereon.

               (iv) Cash dividends, and any non-cash taxable dividends or distributions, on any shares of Parent Common Stock in the Escrow Fund shall be distributed to the Stockholders according to their Pro Rata Portion, and shall not become a part of the Escrow Fund. Any shares of Parent Common Stock or other equity securities issued or distributed by Parent after the Effective Time in a nontaxable transaction (“New Shares”) in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. The parties hereto (other than the Escrow Agent) agree that the Stockholders are the owners of any stock in the Escrow Fund. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.
               (v) The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent, upon the execution and delivery of this Agreement.
     7.4 Indemnification Claims.
          (a) Threshold Amount. Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this Section 7.4(a), an Indemnified Party may not recover any Losses under Section 7.2(i) unless and until one or more Officer’s Certificates (as defined below) identifying such Losses under Section 7.2(i) in excess of $200,000 in the aggregate (the “Threshold Amount”) has or have been delivered to the Stockholder Representative and the Escrow Agent as provided in Section 7.4(b) hereof, in which case Parent shall be entitled to recover all Losses so identified without regard to the Threshold Amount from the first dollar of such Losses. Notwithstanding the foregoing, an Indemnified Party shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (A) all Losses incurred pursuant to clauses (ii), (iii), (iv) and (v) of Section 7.2 hereof, and (B) Losses resulting from any breach of representation or warranty contained in Section 2.2 (Company Capital Structure), in Section 2.10 (Tax Matters) or in Section 2.19 (Environmental Matters) hereof.
          (b) Claims for Indemnification. In order to seek indemnification under Section 7.2, Parent shall deliver an Officer’s Certificate to the Stockholder Representative and the Escrow Agent at any time on or before the last day of the Escrow Period; provided, however, Parent may seek indemnification for a breach of a representation and warranty or covenant of the Company contained in Section 2.2, Section 2.10, Section 2.19 and Section 5.15 hereof following the expiration of the Escrow Period by delivering an Officer’s Certificate to the Stockholder Representative on or before the expiration of the applicable statute of limitations. Unless the Stockholder Representative shall have delivered an Objection Notice pursuant to Section 7.4(c) hereof, the Escrow Agent shall promptly, and in no event later than the thirtieth (30th) day after its receipt of the Officer’s Certificate, deliver to the Indemnified Party from the Escrow Fund an amount equal to the Loss set forth in such Officer’s Certificate. Any payment from the Escrow Fund to Indemnified Parties shall be made in Parent Common Stock (valuing each share of Parent

Common Stock equal to the Signing Price) in the same proportions and shall be deemed to have been made pro rata amongst the Stockholders based on the aggregate amounts deposited into the Escrow Fund on each such Stockholder’s behalf. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related. In the event that Parent shall deliver an Officer’s Certificate for Losses in excess of the available Escrow Fund (“Excess Losses”), any Earnout Consideration that may become payable pursuant to Article VIII hereof shall not be paid to the Exchange Agent to the extent that the Losses claimed in such Officer’s Certificate exceed the available Escrow Fund but would not result in the limit of liability set forth in Section 7.6 to be exceeded, until such claim contained in such Officer’s Certificate shall be resolved in accordance with this Section 7.4.
          (c) Objections to Claims for Indemnification. No such payment shall be made under Section 7.4(b) if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”), and such Objection Notice shall have been delivered to Parent and the Escrow Agent prior to the expiration of the thirtieth (30th) day after its receipt of the Officer’s Certificate. Notwithstanding the foregoing, the Stockholder Representative and the Stockholders hereby waive the right to object to any claims in respect of any Agreed-Upon Loss (as defined in Section 7.4(d)(v) hereof). If the Stockholder Representative does not to object in writing within such 30-day period, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate, and payment in respect of such Losses shall thereafter be made in accordance with this Section 7.4.
          (d) Resolution of Conflicts; Arbitration.
               (i) In case the Stockholder Representative delivers an Objection Notice in accordance with Section 7.4(c) (other than Agreed-Upon Losses as defined in Section 7.4(d)(v) hereof), the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.
               (ii) If, after thirty (30) days after delivery of an Objection Notice, no such agreement can be reached after good faith negotiation, either Parent, on the one hand, or the Stockholder Representative on the other hand, may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Stockholder Representative fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Parent.
               (iii) Any such arbitration shall be held in New York, New York, under the rules then in effect of the American Arbitration Association. All expenses relating to the arbitration (but excluding each parties’ own expenses) shall be paid, including without limitation, the fees of each arbitrator and the administrative fee of the American Arbitration Association shall be paid as follows: fifty percent (50%) by Parent and fifty percent (50%) by the Stockholders on the basis of the Stockholders’ respective Pro Rata Portions; provided, however, that each party shall bear its own respective expenses relating to the arbitration, including without limitation, legal and expert witness fees. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions, which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within ten (10) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.
               (iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute under this Article VII.
               (v) This Section 7.4(d) shall not apply to claims made in respect of (A) any Dissenting Share Payments (as defined in Section 1.7(c)), (B) any Excess Third Party Expenses (as defined in Section 5.4), or (C) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 7.4(f) hereof (each, an

“Agreed-Upon Loss”). Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 7.4(a) and Section 7.4(b) above.
          (e) Third-Party Claims. In the event Parent becomes aware of a third party claim (other than a claim that is the subject of an Agreed-Upon Loss) (a “Third Party Claim”) which Parent reasonably believes may result in a demand for indemnification pursuant to this Article VII, Parent shall notify the Escrow Agent and the Stockholder Representative of such claim. If the Third Party Claim may result in a claim against the Escrow Fund, the Stockholder Representative on behalf of the Stockholders, shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Stockholder Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Stockholder Representative has consented to any such settlement, the Stockholders shall have no power or authority to object to the amount of any Third Party Claim by Parent. Notwithstanding anything in this Agreement to the contrary, this Section 7.4(e) shall not apply to any third party claim that is the subject of an Agreed-Upon Loss.
          (f) Escrow Agent’s Duties.
               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative and are not inconsistent with the terms of this Agreement, or, in the reasonable opinion of Escrow Agent, will not result in additional obligations or liabilities to the Escrow Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent’s duties hereunder are ministerial in nature and shall not be deemed fiduciary. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.
               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.
               (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.
               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Stockholders on the basis of the Stockholders’ respective Pro Rata Portions; provided, however, that in the event any Stockholder fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Stockholder’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed a Loss) from such Stockholder’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims,

damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Stockholders on the basis of the Stockholders’ Pro Rata Portions directly from the Escrow Fund; provided, however, that in the event the Stockholders’ portion of the Agent Indemnification Expenses cannot be satisfied from the Escrow Fund in full, the parties agree that Parent shall pay the shortfall of such Stockholders’ portion of the Agent Indemnification Expenses, and shall be entitled to recover such amount from each Stockholder equal to such Stockholder’s Pro Rata Portion of such amount without regard to any caps or other limits herein.
               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of New York or appeal to a court of competent jurisdiction to appoint a successor escrow agent and shall remain the escrow agent until such order is received. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.
               (ix) The Escrow Agent is hereby authorized in carrying out any sale of the Escrow Fund permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.
               (x) Notwithstanding anything to the contrary, any provision seeking to limit the liability of the Escrow Agent shall not be applicable in the event such liability arises from the gross negligence or willful misconduct of the Escrow Agent.
               (xi) Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any of the Escrow Fund (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

               (xii) The agreement to indemnify and hold harmless the Escrow Agent as set forth in subsection (vii) above shall survive any termination of this Agreement under Article X.
          (g) Fees. All fees (including attorney’s fees) of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent previously delivered to Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.
          (h) Successor Escrow Agents. Any corporation or other entity into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or other entity to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.
     7.5 Stockholder Representative.  By virtue of the approval of the Merger and this Agreement by the requisite vote of the Stockholders, each of the Stockholders shall be deemed to have agreed to appoint Michael J. Mardini as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Stockholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the

Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders.
          (a) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Stockholders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”). A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Stockholder Representative.
     7.6 Maximum Payments; Remedy.
          (a) Except as set forth in Section 7.6(b) and Section 7.6(c) hereof, the maximum amount an Indemnified Party may recover from a Stockholder individually pursuant to the indemnity set forth in Section 7.2 hereof for Losses shall be limited to (i) the amounts held in the Escrow Fund with respect to such Stockholder, and (ii) to the extent of any Excess Losses, 12% of any Earnout Consideration earned, whether or not yet paid to such Stockholder pursuant to Article VIII of this Agreement.
          (b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any party in respect of Losses arising out of (i) any fraud or any willful breaches of representations and warranties or covenants on the part of such party, (ii) any breach of representations or warranties contained in Section 2.2 (“Company Capital Structure”), (iii) the matters set forth in Section 5.15 (“Tax Matters”), (iv) any Excess Third Party Expenses or (v) any Harborview Losses.
          (c) Nothing herein shall limit the liability of the Company for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement or any Related Agreement if the Merger does not close.
          (d) Notwithstanding anything to the contrary set forth in this Agreement, any release of shares from the Escrow Fund shall be limited to that number of shares then available in the Escrow Fund.

     7.7 Exclusive Means for Satisfaction of Claims
     Following the Closing, the procedures set forth in this Article VII shall be the sole and exclusive means of satisfying claims for Losses which a Parent Indemnified Party may be entitled to resulting from or arising out of the provisions of this Agreement or the transactions contemplated hereby or thereby.
ARTICLE VIII
EARNOUT
     8.1 Earnout Arrangements.
          (a) Earnout Generally. The parties acknowledge and agree that the Company’s projected revenue targets (as described below) are material factors in determining the valuation of the Company by Parent. Therefore, notwithstanding any provision of this Agreement to the contrary, Parent shall retain a portion of the Merger Consideration equal to the Earnout Consideration otherwise payable at the Effective Time to the Stockholders and shall treat such Earnout Consideration in accordance with this Article VIII.
          (b) Earnout as Merger Consideration. The parties acknowledge and agree that the Earnout Consideration is intended to be consideration for shares of capital stock of the Company, rather than compensation for services. All calculations of payments to be made pursuant to Section 1.6 shall disregard any portion of the Earnout Consideration not yet earned in accordance with this Article VIII.
          (c) Distribution of Earnout.
               (i) In the event Parent delivers an Earnout Notice (as defined in Section 8.5 hereof) stating that Earnout Consideration has been earned pursuant to this Article VIII, and Parent does not have any claims outstanding for Excess Losses (as defined in Section 7.4(b)) pursuant to an Officer’s Certificate, Parent shall distribute the Earnout Consideration set forth in the Earnout Notice to the former Stockholders in accordance with Section 1.6(b) and Section 1.6(c) as soon as practicable but in any event within five (5) Business Days of the delivery of the Earnout Notice.
               (ii) In the event Parent delivers an Earnout Notice stating that Earnout Consideration has been earned pursuant to this Article VIII, and Parent has a claim or claims outstanding for Excess Losses, Parent shall distribute the Earnout Consideration in excess of such claimed Excess Losses to the former Stockholders in accordance with Section 1.6(b) and Section 1.6(c) as soon as practicable but in any event within five (5) Business Days of the delivery of the Earnout Notice, and the Earnout Consideration to the extent of such claimed Excess Losses shall be retained by Parent, and any such amounts in dispute shall either be (A) distributed to the former Stockholders in accordance with Section 1.6(b) and Section 1.6(c), or (B) permanently retained by Parent, as the case maybe, upon resolution of such dispute in accordance with Section 7.4(b).
               (iii) With respect to disputes of amounts contained in the Earnout Notice, upon the final determination of such portion of the Earnout Consideration in dispute determined to be due and payable to the Stockholders in accordance with Section 7.4(b), Parent shall distribute the Earnout Consideration, if any, as so finally determined to be payable to the Stockholders not theretofore delivered as soon as practicable but in any event within five (5) Business Days of such resolution, subject to subparagraph (ii) above.
          (d) Forfeited Amounts. All Earnout Consideration that is not earned by the Stockholders pursuant to this Article VIII will be forfeited and retained permanently by Parent.
     8.2 Earnout Targets.
          (a) Definitions. For purposes of this Article VIII:
               (i) “2008 Commissure Unique Products Revenue Milestone” means $1,300,000 in Commissure Unique Products Revenue for the Parent fiscal year ending September 30, 2008;
               (ii) “2008 Combined Radiology Products Revenue Milestone” means the Combined Radiology Products Revenue forecast, as reflected in the Board approved operating plan, for the Parent fiscal year ending September 30, 2008;
               (iii) “2009 Commissure Unique Products Revenue Milestone” means $6,300,000 in Commissure Unique Products Revenue for the Parent fiscal year ending September 30, 2009;
               (iv) “2009 Combined Radiology Products Revenue Milestone” means the Combined Radiology Products Revenue forecast, as reflected in the Board approved operating plan, for the Parent fiscal year ending September 30, 2009;
               (v) “2010 Commissure Unique Products Revenue Milestone” means $14,100,000 in Commissure Unique Products Revenue for the Parent fiscal year ending September 30, 2010;
               (vi) “2010 Combined Radiology Products Revenue Milestone” means the Combined Radiology Products Revenue forecast, as reflected in the Board approved operating plan, for the Parent fiscal year ending September 30, 2010;
               (vii) “Board approved operating plan” means, with respect to any particular Parent fiscal year, the same operating plan which governs the achievement of Parent executive officer incentive compensation with respect to the applicable fiscal year; provided that the measurement of the level of achievement of forecasted revenues under such Board approved operating plan is not applied in a less favorable manner for purposes of determining the achievement of Revenue Earnouts than for purposes of determining executive officer incentive compensation.
               (viii) “Commissure Unique Products” means RadPort™, RadCube™ and AD™, and any updates, new releases or enhancements of such products that may occur after the Closing Date;
               (ix) “Commissure Unique Products Revenues” means (i) revenue (recognized in accordance with GAAP) generated from third parties for Commissure Unique Products, plus (ii) the value of any reduction in revenues generated from third parties for Commissure Unique Products that are required as purchase accounting adjustments under GAAP that result from the transactions contemplated by this Agreement;
               (x) “Combined Radiology Products Revenue” means revenue (recognized in accordance with GAAP) generated from third parties for Radiology Products;
               (xi) “Determination Date” means (i) January 31, 2009 with respect to the 2008 Revenue Earnout, (ii) January 31, 2010 with respect to the 2009 Revenue Earnout and (iii) January 31, 2011 with respect to the 2010 Revenue Earnout; and
               (xii) “Radiology Products” means those products and services that are included in the revenue forecast for Parent’s radiology business for a given period, as reflected in Parent’s Board approved operating plan for such period.
     8.3 Achievement of Milestones. The Earnout Consideration shall be earned as follows:
          (a) 2008 Commissure Unique Products Revenue Earnout. 1.5625% of the Earnout Consideration based upon the achievement of 90% of the 2008 Commissure Unique Products Revenue Milestone and an additional 4.6875% of the Earnout Consideration calculated on a linear scale in proportion to the achievement of between 90% and 100% of the 2008 Commissure Unique Products Revenue Milestone;
          (b) 2008 Combined Radiology Products Revenue Earnout. 3.125% of the Earnout Consideration based upon the achievement of 90% of the 2008 Combined Radiology Products Revenue Milestone and an additional 9.375% of the Earnout Consideration calculated on a linear scale in proportion to the achievement of between 90% and 100% of the 2008 Combined Radiology Products Revenue Milestone;
          (c) 2008 Supplemental Earnout. 6.25% of the Earnout Consideration based on the achievement of 100% of both the 2008 Commissure Unique Products Revenue Milestone and the 2008 Combined Radiology Products Milestone;

          (d) 2009 Commissure Unique Products Revenue Earnout. 3.90625% of the Earnout Consideration based upon the achievement of 90% of the 2009 Commissure Unique Products Revenue Milestone and an additional 11.71875% of the Earnout Consideration calculated on a linear scale in proportion to the achievement of between 90% and 100% of the 2009 Commissure Unique Products Revenue Milestone;
          (e) 2009 Combined Radiology Products Revenue Earnout. 3.90625% of the Earnout Consideration based upon the achievement of 90% of the 2009 Combined Radiology Products Revenue Milestone and an additional 11.71875% of the Earnout Consideration calculated on a linear scale in proportion to the achievement of between 90% and 100% of the 2009 Combined Radiology Products Revenue Milestone;
          (f) 2009 Supplemental Earnout. 6.25% of the Earnout Consideration based on the achievement of 100% of both the 2009 Commissure Unique Products Revenue Milestone and the 2009 Combined Radiology Products Milestone;
          (g) 2010 Commissure Unique Products Revenue Earnout. 4.6875% of the Earnout Consideration based upon the achievement of 90% of the 2010 Commissure Unique Products Revenue Milestone and an additional 14.0625% of the Earnout Consideration calculated on a linear scale in proportion to the achievement of between 90% and 100% of the 2010 Commissure Unique Products Revenue Milestone;
          (h) 2010 Combined Radiology Products Revenue Earnout. 3.125% of the Earnout Consideration based upon the achievement of 90% of the 2010 Combined Radiology Products Revenue Milestone and an additional 9.375% of the Earnout Consideration calculated on a linear scale in proportion to the achievement of between 90% and 100% of the 2010 Combined Radiology Products Revenue Milestone; and
          (i) 2010 Supplemental Earnout. 6.25% of the Earnout Consideration based on the achievement of 100% of both the 2010 Commissure Unique Products Revenue Milestone and the 2010 Combined Radiology Products Milestone.
     8.4 Failure to Achieve Milestones; Milestones Cumulative Failure to achieve the milestones specified in this Article VIII shall result in forfeiture of the applicable portion of the Earnout Consideration as set forth in Section 8.3 hereof by the former Stockholders.
     8.5 Calculation of Earnout Distributions; Stockholder Representative Objections
          (a) Earnout Distribution. On or prior to the applicable Determination Date, Parent shall deliver to the Stockholder Representative a memorandum (the “Earnout Notice”) specifying in reasonable detail the calculation of the portion of the Earnout Consideration earned for the applicable period, if any, and the calculation of the distribution of the Earnout Consideration to each of the Stockholders pursuant to this Article VIII and Section 1.6, if any, with the basis for such calculation, in accordance with Parent’s accounting principles and policies consistently applied, as applicable, and, if applicable, any proposed set off for Excess Losses in accordance with Section 8.1(c)(ii). Parent agrees that it will supply any reasonably requested back up or supporting information to the Stockholder Representative or its accountants on which the Earnout calculations are based; provided, however, that the provision of any such back up or supporting information shall be conditioned upon the execution of a confidentiality agreement in a form acceptable to Parent.
          (b) Stockholder Representative Objection. The Stockholder Representative shall have fifteen (15) days to make an objection (in writing) to any item in the Earnout Notice, and such statement must be delivered to Parent prior to the expiration of such fifteen (15) day period; provided, however, it is understood that the determination of the Combined Radiology Products Revenue forecast, as well as the products and services included therein, for any given period shall be in the sole and exclusive discretion of Parent’s Board and shall not be subject to objection by the Stockholder Representative.
          (c) Resolution of Conflicts.
               (i) In case the Stockholder Representative shall have objected in writing to the Earnout Notice in a timely manner or in case of any other dispute relating to the Earnout Consideration, the Stockholder Representative and Parent will attempt in good faith to resolve such objection or dispute. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties.
               (ii) In the event the parties cannot come to an agreement as set forth in Section 8.5(c)(i) within thirty (30) days after the date on which the Stockholder Representative objected in writing to the Earnout Notice or, in the event the dispute does not relate to an Earnout Notice, the date on which the parties determine that they are unable to reach agreement pursuant to Section 8.5(c)(i), such dispute shall be resolved in the manner set forth in Section 7.4(d).
          (d) Earnout Rights Not Transferable. No Stockholder may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of the Earnout Consideration, other than by the laws of descent and distribution or succession, and any transfer in violation of this Section 8.5(d) shall be null and void and shall not be recognized by Parent or the Final Surviving Entity.
          (e) Parent Successor Obligations For Earnout Payments. Notwithstanding anything to the contrary contained in this Agreement, in the event Parent consummates any transaction pursuant to which all or substantially all of the business, properties or assets of Parent are transferred to another person not directly or indirectly controlled by Parent, whether by merger, purchase of assets, tender offer or otherwise, then all future Earnout Payments shall be paid in cash, shares of common stock of such successor person (which shares shall be freely transferable and listed on a U.S. national securities exchange), or some combination of the two.
          (f) Sale of Company Business. In the event Parent sells or otherwise disposes of all or substantially all of the Company or its successor(s) business (other than pursuant to a transaction in which all or substantially all of the business, properties or assets of Parent are transferred to another person), whether through a sale of stock, sale of assets, internal reorganization, or otherwise, Parent, following consultation with the Stockholder Representative, will provide for an alternative earnout structure which reasonably addresses any Earnout Consideration which relates to a period which has not yet been completed as of the closing of such transaction. Such alternative earnout structure shall maintain, to the extent practicable, the existing structure, measurements, milestones and time periods provided for in this Article VIII.
ARTICLE IX
REGISTRATION
     9.1 Filing and Effectiveness of Stockholder Registration Statement. Parent shall use its reasonable commercial efforts to file a registration statement on Form S-3 (or other appropriate form if Form S-3 is not available) covering the resale to the public by the Stockholders of all shares representing the Initial Consideration (the “Stockholder Registration Statement”) with the SEC on or prior to the 21st day following the Closing Date. Parent shall use its reasonable commercial efforts to cause the Stockholder Registration Statement to be automatically effective upon filing, or if automatic effectiveness is not available, to be declared effective by the SEC as soon as practicable; provided that Parent shall not be required to make any filing with the SEC prior to the date that such filing otherwise would be due. Parent shall cause the Stockholder Registration Statement to remain effective until the one year anniversary of the Closing Date or such earlier time as all of the Initial Consideration covered by the Stockholder Registration Statement has been sold pursuant thereto. Parent shall pay the expenses incurred by it in complying with its obligations under this Article IX, including, without limitation, all preparation, registration, filing fees, costs and expenses, all exchange listing fees, all fees, costs and expenses of counsel for Parent, accountants for Parent and other advisors or persons retained by Parent in connection with the filing of the Stockholder Registration Statement, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Stockholders in connection with sales under the Stockholder Registration Statement and (ii) the fees and expenses of any counsel retained by the Stockholders.
     9.2 Limitations on Registration Rights.
          (a) Parent may, by written notice to the Stockholders, (i) delay the filing or effectiveness of the Stockholder Registration Statement or (ii) suspend the Stockholder Registration Statement after effectiveness and require that the Stockholders immediately cease sales of the Initial Consideration pursuant to the Stockholder Registration Statement, in the event that (A) Parent files a registration statement (other than a registration statement on Form S-8 or any successor form) with the SEC for a public offering of its securities, (B) Parent is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that Parent desires to keep confidential for business reasons, if Parent determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations, or (C) Parent determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with the Stockholder Registration Statement would require Parent to file any information or materials with the SEC prior to the date that such information or materials otherwise would be required to be filed.
          (b) If Parent delays or suspends the Stockholder Registration Statement or requires the Stockholders to cease sales of Initial Consideration pursuant to paragraph (a) above, Parent shall, as promptly as practicable following the termination of the circumstance which entitled Parent to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and/or give written notice to all Stockholders authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, Parent shall enclose such revised prospectus with the notice to Stockholders given pursuant to this paragraph (b), and the Stockholders shall make no offers or sales of Initial Consideration pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.
     9.3 Registration Procedures.
          (a) In connection with the filing by Parent of the Stockholder Registration Statement, Parent shall furnish to each Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.
          (b) Parent shall use its reasonable commercial efforts to register or qualify all shares representing the Initial Consideration covered by the Stockholder Registration Statement under the securities laws of each state of the United States; provided, however, that Parent shall not be required in connection with this subparagraph to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.
          (c) Parent shall notify all Stockholders when the Stockholder Registration Statement has become effective and anytime when resales must cease or may be resumed.
          (d) Parent shall prepare and file with the SEC such amendments and supplements to such Stockholder Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act.
          (e) If Parent has delivered preliminary or final prospectuses to the Stockholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, Parent shall promptly notify the Stockholders and, if requested by Parent, the Stockholders shall immediately cease making offers or sales of shares representing the Initial Consideration under the Stockholder Registration Statement and return all prospectuses to Parent. Parent shall promptly provide the Stockholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Stockholders shall be free to resume making offers and sales under the Stockholder Registration Statement.

          (f) Parent shall cause all Initial Consideration to be listed on each securities exchange on which similar securities issued by Parent are then listed.
          (g) If necessary, Parent shall provide a transfer agent, registrar and CUSIP number for the Initial Consideration, in each case not later than the effective date of the Stockholder Registration Statement.
     9.4 Requirements of Stockholders.
          (a) The Stockholder Representative is authorized to (i) give and receive notices for and on behalf of the Stockholders in connection with this Article IX and (ii) deliver, as promptly as practicable after receipt from Parent, to the Stockholders the Selling Stockholder Questionnaires (as defined below) in the form provided by Parent to the Stockholder Representative, and collect completed and duly executed Selling Stockholder Questionnaires from the Stockholders.
          (b) Parent shall not be required to include any shares representing Initial Consideration held by a particular Stockholder in the Stockholder Registration Statement unless:
               (i) the Stockholder owning such Initial Consideration shall have delivered to the Stockholder Representative not later than the Closing Date, in writing such information regarding such Stockholder and the proposed sale of Initial Consideration by such Stockholder as Parent may reasonably request and as is customarily required in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities (“Selling Stockholder Questionnaire”). The Selling Stockholder Questionnaire shall include an agreement by the Stockholders to indemnify Parent and each of its directors and officers against, and hold Parent and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which Parent or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Stockholder furnished pursuant to this section; provided, however, that in no event shall such indemnification by any Stockholder exceed the net proceeds received by such Stockholder from the sale of Initial Consideration pursuant to the Stockholder Registration Statement (the “Net Proceeds”); and
               (ii) the Stockholder Representative shall have delivered to Parent all completed and executed Selling Stockholder Questionnaires by the Closing Date. To the extent that any Selling Stockholder Questionnaires are delivered to Parent after the Closing Date but prior to the time that the Stockholder Registration Statement is declared effective by the SEC (or becomes automatically effective upon filing), Parent shall use commercially reasonable efforts to include the Initial Consideration represented by such Selling Stockholder Questionnaires in the Stockholder Registration Statement.
     9.5 Assignment of Rights. A Stockholder may not assign any of its rights under this Article IX except in connection with the transfer of some or all of his, her or its Initial Consideration to (i) an immediate family member, a charitable trust, or to a trust for their benefit, or (ii) a tax exempt organization under Section 501(c)(3) of the Code, provided each such transferee agrees in a written instrument delivered to Parent to be bound by the provisions of this Article IX.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
     10.1 Termination. Except as provided in Section 10.1 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
          (a) by unanimous agreement of the Company and Parent;
          (b) by Parent or the Company if the Closing Date shall not have occurred by October 8, 2007; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the First Step Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;
          (c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the First Step Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;
          (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the First Step Merger by any Governmental Entity, which would: (i) prohibit Parent’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the First Step Merger;
          (e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or the Stockholders contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company and the Stockholder Representative; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
          (f) by the Company if none of the Company or the Stockholders is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

     10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Stockholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.3, 5.4 and 5.5 hereof, Article XI hereof and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article X.
     10.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 10.3, the Stockholders agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.
     10.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 10.4, the Stockholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.
ARTICLE XI
GENERAL PROVISIONS
     11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Sub, to:
Nuance Communications, Inc.
1 Wayside Road
Burlington, MA 01803
Attention: Senior Vice President Corporate Development
Facsimile No.: (781) 565-5001
with a copy to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
Wilson Sonsini Goodrich & Rosati, P.C.
1301 Avenue of the Americas, 40th Floor
New York, NY 10019-6022
Attention: Adam Dinow, Esq.
Facsimile No.: (212) 999-5899
(b)	if to the Company or the Stockholder Representative, to:
Commissure Inc.
101 W. 12th Street
Apt. 9R
New York, NY 10011
Attention: Michael J. Mardini, President
Facsimile No.: (212) 675-7728
with a copy to:
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
Attention: Robert A. Friedel, Esq.
Facsimile No.: (215) 981-4750
     11.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     11.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     11.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, that certain Letter Agreement by and among the Parent and the Company dated as of May 8, 2007, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise without the written consent of the parties hereto; provided, however, that registration rights under Article IX may be assigned to those persons to which assignment is permitted in accordance with Section 9.5.
     11.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     11.6 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within New York County, State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
     11.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     11.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION,

PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
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     IN WITNESS WHEREOF, Parent, the Subs, the Company, the Stockholder Representative and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

NUANCE COMMUNICATIONS, INC.
By:	/s/ Paul A. Ricci
Name: Paul A. Ricci
Title: Chairman and Chief Executive Officer

COMMISSURE INC.
By:	/s/ Michael Mardini
Name: Michael Mardini
Title: President

CSONKA ACQUISITION CORPORATION
By:	/s/ Paul A. Ricci
Name: Paul A. Ricci
Title: President

CSONKA ACQUISITION LLC
By:	/s/ Paul A. Ricci
Name: Paul A. Ricci
Title: President

STOCKHOLDER REPRESENTATIVE
/s/ Michael Mardini
Name: Michael Mardini

U.S. BANK NATIONAL ASSOCIATION, AS ESCROW AGENT:
By:	/s/ Signature Illegible
Name:
Title:

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER